Exhibit 14

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TRATON SE: TRATON and Navistar agreement in principle

TRATON SE / Key word(s): Mergers & Acquisitions

TRATON SE: TRATON and Navistar agreement in principle

2020/10/16 / 18:43 CET/CEST

Disclosure of an inside information acc. to Article 17 MAR of the Regulation (EU) No 596/2014, transmitted by DGAP - a service of EQS Group AG.

The issuer is solely responsible for the content of this announcement.

TRATON and Navistar agreement in principle

Munich, 16 October 2020 - TRATON SE ("TRATON") and the US-American truck manufacturer Navistar International Corporation ("Navistar"), in which TRATON already holds a stake of 16.8%, have today reached agreement in principle that TRATON will acquire by merger all shares in Navistar not already held by TRATON, at a price of USD 44.50 per Navistar share.

This agreement in principle remains subject to finalization of due diligence to the satisfaction of TRATON, agreeing on the conclusion of a merger agreement and related transaction documents and the approval of the transaction by the executive bodies and committees of TRATON and VOLKSWAGEN AKTIENGESELLSCHAFT as well as the Board of Directors and the Shareholder Meeting of Navistar.

There is no assurance that the parties will reach agreement on definitive transaction documentation, or as to the terms thereof or that any transaction, if such agreement is reached, will ultimately be consummated.

Contact:

Rolf Woller

Head of Treasury and Investor Relations

T +49 162 172 33 62

rolf.woller@traton.com

TRATON SE

Dachauer Str. 641

80995 Munich, Germany

www.traton.com

16-Oct-2020 CET/CEST The DGAP Distribution Services include Regulatory Announcements,

Financial/Corporate News and Press Releases.

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Language:	English
Company:	TRATON SE
Dachauer Str. 641
80995 München
Germany
Phone:	+49 (0)89 360 98 70
E-mail:	investor.relations@traton.com
Internet:	www.traton.com
ISIN:	DE000TRAT0N7
WKN:	TRAT0N
Indices:	SDAX
Listed:	Regulated Market in Frankfurt (Prime Standard); Regulated Unofficial Market in Berlin, Dusseldorf, Hamburg, Hanover, Munich, Stuttgart, Tradegate Exchange; Stockholm
EQS News ID:	1141441

End of Announcement	DGAP News Service